Exhibit 99.1

Press Release

Information for Investors:	Information for Media:

Kirk Larsen	Michelle Kersch
Black Knight Financial Services, Inc.	Black Knight Financial Services, Inc.
904.527.4470	904.854.5043
kirk.larsen@bkfs.com	michelle.kersch@bkfs.com

Black Knight Financial Services Reports Second Quarter 2017 Financial Results

•	Revenues of $262.2 million and Adjusted Revenues of $263.4 million

•	Net Earnings Attributable to Black Knight Financial Services, Inc. of $6.5 million, or $0.09 per diluted share, and Adjusted Net Earnings of $53.4 million, or $0.35 per diluted share

•	Adjusted EBITDA of $126.3 million and Adjusted EBITDA Margin of 47.9%

•	Full year guidance reaffirmed

JACKSONVILLE, Fla. - July 19, 2017 - Black Knight Financial Services, Inc. (NYSE: BKFS), a leading provider of technology, data and analytics solutions to the nation's top mortgage lenders and servicers, today announced financial results for the second quarter and six months ended June 30, 2017.

Revenues for the second quarter of 2017 increased 3% to $262.2 million from $255.5 million in the prior year quarter. Net earnings attributable to Black Knight Financial Services, Inc. for the second quarter of 2017 were $6.5 million, or $0.09 per diluted share, compared to $11.4 million, or $0.17 per diluted share, in the prior year quarter. The results for the second quarter of 2017 include expenses associated with the debt refinancing, resolution of a legacy legal matter and planned tax-free spin-off of Black Knight from Fidelity National Financial, Inc. ("FNF").

Adjusted Revenues for the second quarter of 2017 increased 2% to $263.4 million from $257.5 million in the prior year quarter. Excluding the effect of the Property Insight realignment, Adjusted Revenues growth for the second quarter of 2017 was 5.5%. Adjusted Net Earnings for the second quarter of 2017 increased 19% to $53.4 million, or $0.35 per diluted share, compared to $44.7 million, or $0.29 per diluted share, in the prior year quarter.

Adjusted EBITDA for the second quarter of 2017 increased 8% to $126.3 million from $116.5 million in the prior year quarter. Adjusted EBITDA Margin was 47.9% compared to 45.2% in the prior year quarter.

Black Knight Executive Chairman Bill Foley said, “We continue to execute towards our long-term strategic initiatives to drive organic growth through cross-selling, winning new clients in existing markets and the introduction of new products and solutions.  In particular, we are very pleased with the successful conversion of home equity and private banking loans to MSP for JPMorgan Chase, which further demonstrates Black Knight’s proven capabilities in converting both first mortgages and home equity loans.”

Black Knight Chief Executive Officer Tom Sanzone added, “We are pleased with our results in the second quarter. We delivered Adjusted Revenues growth of 2%, or 5.5% excluding the effect of the Property Insight realignment, and Adjusted EBITDA growth of 8%, which drove Adjusted EBITDA Margin expansion of 270 basis points to 47.9%. The fundamentals of our business remain strong, and we remain focused on converting our significant implementation pipeline.”

Revenues for the six months ended June 30, 2017 increased 5% to $520.3 million from $497.4 million in the 2016 period. Net earnings attributable to Black Knight Financial Services, Inc. for the six months ended June 30, 2017 were $18.7 million, or $0.26 per diluted share, compared to $22.8 million, or $0.34 per diluted share, in the 2016 period. The results for the six months ended June 30, 2017 include expenses associated with the debt refinancing, Term Loan B repricing, resolution of a legacy legal matter and planned tax-free spin-off of Black Knight from FNF.

Adjusted Revenues for the six months ended June 30, 2017 increased 4% to $522.9 million from $501.7 million in the 2016 period. Excluding the effect of the Property Insight realignment, Adjusted Revenues growth for the six months ended June 30, 2017 was 7%. Adjusted Net Earnings for the six months ended June 30, 2017 increased 15% to $98.7 million, or $0.65 per diluted share, compared to Adjusted Net Earnings of $85.6 million, or $0.56 per diluted share, in the 2016 period.

Adjusted EBITDA for the six months ended June 30, 2017 increased 8% to $245.7 million from $226.6 million in the 2016 period. Adjusted EBITDA Margin was 47.0% compared to 45.2% in the 2016 period.

Definitions of non-GAAP financial measures and the reconciliations to related GAAP measures are provided in subsequent sections of the press release narrative and supplemental schedules. Black Knight has not provided a reconciliation of forward-looking Adjusted Net Earnings Per Share and Adjusted EBITDA growth to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to Black Knight without unreasonable effort.

Segment Information

Technology

Adjusted Revenues for the second quarter of 2017 increased 3% to $220.5 million from $213.2 million in the prior year quarter. Our servicing technology business had Adjusted Revenues growth of 7%, primarily driven by favorable client mix, price increases and higher transactional volumes. In our origination technology business, Adjusted Revenues declined 11% primarily driven by lower consulting revenues and volumes on the Exchange as a result of a decline in refinancing originations, partially offset by the eLynx acquisition. Adjusted EBITDA increased 5% to $129.5 million from $122.9 million, with an Adjusted EBITDA Margin of 58.7%, an increase of 110 basis points compared to the prior year quarter.

Adjusted Revenues for the six months ended June 30, 2017 increased 6% to $441.1 million from $415.6 million in the 2016 period. Adjusted EBITDA increased 8% to $256.4 million from $238.3 million, with an Adjusted EBITDA Margin of 58.1%, an increase of 80 basis points compared to the 2016 period.

Data and Analytics

Adjusted Revenues for the second quarter of 2017 were $42.9 million compared to $44.3 million in the prior year quarter. Excluding the effect of the Property Insight realignment, Adjusted Revenues increased $6.4 million, or 17.5%, from the prior year quarter driven by growth in our property data and multiple listing service businesses and the Motivity Solutions acquisition. Adjusted EBITDA increased 46% to $9.9 million from $6.8 million, with an Adjusted EBITDA Margin of 23.1%, an increase of 780 basis points compared to the prior year quarter.

Adjusted Revenues for the six months ended June 30, 2017 were $81.8 million compared to $86.1 million in the 2016 period. Excluding the effect of the Property Insight realignment, Adjusted Revenues increased $10.7 million, or 15%, from the 2016 period. Adjusted EBITDA increased 13% to $15.3 million from $13.6 million, with an Adjusted EBITDA Margin of 18.7%, an increase of 290 basis points compared to the 2016 period.

Realignment of Property Insight

Effective January 1, 2017, Property Insight, LLC ("Property Insight"), a Black Knight subsidiary that provides information used by title insurance underwriters, title agents and closing attorneys to source and underwrite title insurance for real property sales and transfer, realigned its commercial relationship with FNF. In connection with the realignment, Property Insight employees responsible for title plant posting and maintenance were transferred to FNF. Under the new commercial arrangement, Black Knight continues to own the title plant technology and retains sales responsibility for third parties, other than FNF. As a result of the realignment, Black Knight no longer recognizes revenues or expenses related to title plant posting and maintenance, but charges FNF a license fee for use of the technology to access and maintain the title plant data. Had the realignment taken place on January

1, 2016, Black Knight revenues and expenses for 2016 would have been lower by approximately $30 million with essentially no effect to Adjusted EBITDA.

Planned Distribution of FNF's Ownership Interest
We made significant progress on the planned distribution of FNF's ownership interest in Black Knight during the second quarter, with several milestones achieved. FNF announced the receipt of the private letter ruling on May 10, we signed the formal agreements with FNF on June 8, we filed the preliminary Registration Statements on Forms S-4 and S-1 with the Securities and Exchange Commission ("SEC") on June 13 and June 21, respectively, received comments from the SEC on July 10 and filed Amendment No. 1 to Forms S-1 and S-4 with the SEC on July 18. Once the SEC declares the Registration Statements on Forms S-1 and S-4 effective, we can mail the proxy statement/prospectus to shareholders and then have the shareholder vote at the earliest twenty business days after the mailing. We still expect a third quarter closing for the distribution.

Share Repurchase Program
During the second quarter ended June 30, 2017, Black Knight repurchased approximately 1.2 million shares of its common stock for $46.6 million, or an average price of $39.18 per share. At the end of the second quarter, Black Knight had approximately 8.8 million shares remaining under its share repurchase program.

Balance Sheet

As of June 30, 2017, Black Knight had cash and cash equivalents of $99.3 million and debt of $1,560.8 million. As of June 30, 2017, Black Knight had available capacity of $350.0 million on its revolving credit facility.

Business Outlook

The following forward-looking statements reflect Black Knight’s expectations as of today's date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Black Knight does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.
Black Knight’s full year 2017 outlook is as follows:

•	Revenues and Adjusted Revenues growth are expected to be in the range of 3% to 5% (6% to 8% adjusting to reflect the Property Insight realignment as if it had taken place on January 1, 2016).

•	Adjusted Net Earnings Per Share is expected to be in the range of $1.34 to $1.38.

•	Adjusted EBITDA growth is expected to be in the range of 10% to 12%.

Earnings Conference Call and Audio Webcast

Black Knight will host a conference call to discuss the second quarter 2017 financial results on July 19, 2017, at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available from 8:00 p.m. ET on July 19, 2017 through July 26, 2017, and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671, and entering replay passcode 13665396.

The call will also be webcast live from Black Knight's investor relations website at http://investor.bkfs.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Black Knight Financial Services, Inc.
Black Knight (NYSE: BKFS), is a leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle.
Black Knight is committed to being the premier business partner that lenders and servicers rely on to achieve their strategic goals, realize greater success and better serve their customers by delivering best-in-class technology, services and insight with a relentless commitment to excellence, innovation, integrity and leadership. For more information on Black Knight, please visit www.bkfs.com.

Non-GAAP Financial Measures
This earnings release presents non-GAAP financial information, including Adjusted Revenues, Adjusted Revenues Excluding the Effect of the Property Insight Realignment, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings and Adjusted Net Earnings Per Share. These are important financial performance measures for Black Knight, but are not financial measures as defined by generally accepted accounting principles ("GAAP"). The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Black Knight uses these non-GAAP financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Black Knight believes they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making, including determining a portion of executive compensation. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.
Adjusted Revenues and Adjusted EBITDA for the Technology and Data and Analytics segments are presented in conformity with Accounting Standards Codification 280, Segment Reporting. These measures are reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For these reasons, these measures are excluded from the definition of non-GAAP financial measures under the SEC's Regulation G and Item 10(e) of Regulation S-K.
Adjusted Revenues - We define Adjusted Revenues as Revenues adjusted to include the revenues that were not recorded by Black Knight during the periods presented due to the deferred revenue purchase accounting adjustment recorded in accordance with GAAP. These adjustments are reflected in Corporate and Other. This adjustment for the full year 2017 is expected to be approximately $4.5 million.
Adjusted Revenues Excluding the Effect of the Property Insight Realignment - We define Adjusted Revenues excluding the effect of the Property Insight realignment as Adjusted Revenues for the respective 2016 period determined on the basis as if the Property Insight realignment had taken place on January 1, 2016.
Adjusted EBITDA - We define Adjusted EBITDA as Net earnings, with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	Depreciation and amortization;

•	Interest expense;

•	Income tax expense;

•	Other expense, net;

•	Loss (gain) from discontinued operations, net of tax;

•	deferred revenue purchase accounting adjustment recorded in accordance with GAAP;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the planned tax-free spin-off of Black Knight from FNF;

•	spin-off related transition costs; and

•	acquisition-related costs.
These adjustments are reflected in Corporate and Other.

Adjusted EBITDA Margin - Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Adjusted Revenues.
Adjusted Net Earnings - We define Adjusted Net Earnings as Net earnings with adjustments to reflect the addition or elimination of certain income statement items including, but not limited to:

•	the net incremental depreciation and amortization adjustments associated with the application of purchase accounting;

•	deferred revenue purchase accounting adjustment;

•	equity-based compensation, including related payroll taxes;

•	costs associated with debt and/or equity offerings, including the planned tax-free spin-off of Black Knight from FNF;

•	spin-off related transition costs;

•	acquisition-related costs;

•	significant legal and regulatory matters; and

•
adjustment for income tax expense at our full year estimated effective tax rate of 37.0% for the three and six months ended June 30, 2017 and 2016, assuming the conversion of all the shares of Class B common stock into shares of Class A common stock, assuming that Black Knight was a taxable entity as of the beginning of the earliest period presented and assuming the effect of the non-GAAP adjustments.

Adjusted Net Earnings Per Share - We calculate per share amounts assuming the exchange of all shares of Class B common stock into shares of our Class A common stock at the beginning of the respective period, as well as the dilutive effect of any unvested restricted shares of Class A common stock.

Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on Black Knight management's beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Black Knight undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The risks and uncertainties that forward-looking statements are subject to include, but are not limited to:

•	our ability to successfully achieve the conditions to and consummate the tax-free spin-off of Black Knight from FNF;

•	uncertainties as to the timing of the spin-off of Black Knight from FNF and any costs, expenses and utilization of resources relating thereto;

•	the risk of shareholder litigation in connection with the spin-off;

•	diversion of Black Knight management's time and attention in connection with the spin-off;

•	security breaches against our information systems;

•	our ability to maintain and grow our relationships with our customers;

•	changes to the laws, rules and regulations that affect our and our customers’ businesses;

•	our ability to adapt our services to changes in technology or the marketplace;

•	the effect of any potential defects, development delays, installation difficulties or system failures on our business and reputation;

•	changes in general economic, business, regulatory and political conditions, particularly as they affect the mortgage industry;

•	risks associated with the availability of data;

•	the effects of our substantial leverage on our ability to make acquisitions and invest in our business;

•	risks associated with our structure and status as a “controlled company”;

•	our ability to successfully integrate strategic acquisitions; and

•	other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Annual Report on Form 10-K and other filings with the SEC.

SCHEDULE I
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$99.3	$133.9
Trade receivables, net	163.6	155.8
Prepaid expenses and other current assets	59.8	45.4
Receivables from related parties	11.0	4.1
Total current assets	333.7	339.2
Property and equipment, net	170.7	173.0
Computer software, net	432.7	450.0
Other intangible assets, net	265.3	299.5
Goodwill	2,306.8	2,303.8
Other non-current assets	211.1	196.5
Total assets	$3,720.3	$3,762.0

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable and other accrued liabilities	$45.8	$55.2
Accrued compensation and benefits	39.1	61.1
Current portion of long-term debt	55.3	63.4
Deferred revenues	47.2	47.4
Total current liabilities	187.4	227.1
Deferred revenues	91.2	77.3
Deferred income taxes, net	12.4	7.9
Long-term debt, net of current portion	1,505.5	1,506.8
Other non-current liabilities	2.9	3.5
Total liabilities	1,799.4	1,822.6

Equity:
Additional paid-in capital	816.5	810.8
Retained earnings	84.4	65.7
Accumulated other comprehensive earnings (loss)	0.1	(0.8)
Treasury stock, at cost	(46.6)	—
Total shareholders' equity	854.4	875.7
Noncontrolling interests	1,066.5	1,063.7
Total equity	1,920.9	1,939.4
Total liabilities and equity	$3,720.3	$3,762.0

SCHEDULE II
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues	$262.2	$255.5	$520.3	$497.4

Expenses:
Operating expenses	142.0	144.4	287.5	281.2
Depreciation and amortization	50.1	49.2	102.9	97.4
Transition and integration costs	3.3	1.1	4.5	1.1
Total expenses	195.4	194.7	394.9	379.7
Operating income	66.8	60.8	125.4	117.7
Other income and expense:
Interest expense	(14.0)	(16.9)	(30.7)	(33.7)
Other expense, net	(20.5)	(4.0)	(22.5)	(4.8)
Total other expense, net	(34.5)	(20.9)	(53.2)	(38.5)
Earnings before income taxes	32.3	39.9	72.2	79.2
Income tax expense	8.1	6.7	14.1	12.9
Net earnings	24.2	33.2	58.1	66.3
Less: Net earnings attributable to noncontrolling interests	17.7	21.8	39.4	43.5
Net earnings attributable to Black Knight Financial Services, Inc.	$6.5	$11.4	$18.7	$22.8

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Earnings per share:
Net earnings per share attributable to Black Knight Financial Services, Inc., Class A common shareholders:
Basic	$0.10	$0.17	$0.28	$0.35
Diluted(1)	$0.09	$0.17	$0.26	$0.34
Weighted average shares of Class A common stock outstanding:
Basic	67.7	65.9	67.7	65.9
Diluted(1)	153.0	152.7	153.0	152.7
______________

(1)
The numerator in the diluted net earnings per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the shares of Class B common stock into shares of Class A common stock on a one-for-one basis. The shares of Class B common stock do not share in the earnings or losses of Black Knight and are, therefore, not participating securities. Accordingly, basic and diluted net earnings per share of Class B common stock have not been presented. The expected effective tax rate for the three and six months ended June 30, 2017 was 58.2% and 44.0%, respectively, including certain discrete items recorded during the second quarter. The expected effective tax rate for the three and six months ended June 30, 2016 was 35.2% and 35.3%, respectively. The denominator includes approximately 84.7 million and 84.8 million shares of Class B common stock outstanding for the three and six months ended June 30, 2017, respectively, and approximately 84.8 million shares for the three and six months ended June 30, 2016. The denominator also includes the dilutive effect of approximately 0.6 million and 0.5 million shares of unvested restricted shares of Class A common stock for the three and six months ended June 30, 2017, respectively, and approximately 2.0 million shares for the three and six months ended June 30, 2016.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Earnings before income taxes	$32.3	$39.9	$72.2	$79.2
Income tax expense excluding the effect of noncontrolling interests	18.8	14.0	31.8	28.0
Net earnings	$13.5	$25.9	$40.4	$51.2
Diluted shares	153.0	152.7	153.0	152.7
Diluted net earnings per share	$0.09	$0.17	$0.26	$0.34

SCHEDULE III
BLACK KNIGHT FINANCIAL SERVICES, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Six months ended June 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$58.1	$66.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	102.9	97.4
Amortization of debt issuance costs, bond premium and original issue discount	1.6	1.4
Loss on extinguishment of debt, net	18.3	—
Deferred income taxes, net	4.5	1.9
Equity-based compensation	10.1	6.1
Changes in assets and liabilities:
Trade and other receivables, including receivables from related parties	(17.4)	(5.9)
Prepaid expenses and other assets	(15.1)	(16.5)
Deferred contract costs	(25.6)	(28.6)
Deferred revenues	13.7	3.0
Trade accounts payable and other accrued liabilities	(27.7)	(2.7)
Net cash provided by operating activities	123.4	122.4
Cash flows from investing activities:
Additions to property and equipment	(4.0)	(17.4)
Additions to computer software	(26.5)	(22.1)
Business acquisitions, net of cash acquired	—	(150.2)
Net cash used in investing activities	(30.5)	(189.7)
Cash flows from financing activities:
Borrowings	400.0	55.0
Senior Notes redemption	(390.0)	—
Senior Notes redemption fee	(18.8)	—
Debt service payments	(12.0)	(97.0)
Distributions to members	(38.3)	(48.5)
Purchases of treasury stock	(46.6)	—
Capital lease payments	(9.0)	—
Tax withholding payments for restricted share vesting	(4.3)	—
Debt issuance costs	(8.5)	—
Net cash used in financing activities	(127.5)	(90.5)
Net decrease in cash and cash equivalents	(34.6)	(157.8)
Cash and cash equivalents, beginning of period	133.9	186.0
Cash and cash equivalents, end of period	$99.3	$28.2
Supplemental cash flow information:
Interest paid	$(32.6)	$(30.1)
Income taxes paid, net	$(11.9)	$(12.2)

SCHEDULE IV
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Information
(Unaudited)
(In millions)

	Three months ended June 30, 2017
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$220.5	$42.9	$(1.2)	(1)	$262.2
Expenses:
Operating expenses	91.0	33.0	18.0		142.0
Transition and integration costs	—	—	3.3		3.3
EBITDA	129.5	9.9	(22.5)		116.9
Depreciation and amortization	23.5	3.8	22.8	(2)	50.1
Operating income (loss)	106.0	6.1	(45.3)		66.8
Interest expense					(14.0)
Other expense, net					(20.5)
Earnings before income taxes					32.3
Income tax expense					8.1
Net earnings					$24.2
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Three months ended June 30, 2016
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$213.2	$44.3	$(2.0)	(1)	$255.5
Expenses:
Operating expenses	90.3	37.5	16.6		144.4
Transition and integration costs	—	—	1.1		1.1
EBITDA	122.9	6.8	(19.7)		110.0
Depreciation and amortization	25.8	2.3	21.1	(2)	49.2
Operating income (loss)	97.1	4.5	(40.8)		60.8
Interest expense					(16.9)
Other expense, net					(4.0)
Earnings before income taxes					39.9
Income tax expense					6.7
Net earnings					$33.2
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE IV (CONTINUED)
BLACK KNIGHT FINANCIAL SERVICES, INC.
Segment Information
(Unaudited)
(In millions)

	Six months ended June 30, 2017
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$441.1	$81.8	$(2.6)	(1)	$520.3
Expenses:
Operating expenses	184.7	66.5	36.3		287.5
Transition and integration costs	—	—	4.5		4.5
EBITDA	256.4	15.3	(43.4)		228.3
Depreciation and amortization	50.6	7.3	45.0	(2)	102.9
Operating income (loss)	205.8	8.0	(88.4)		125.4
Interest expense					(30.7)
Other expense, net					(22.5)
Earnings before income taxes					72.2
Income tax expense					14.1
Net earnings					$58.1
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

	Six months ended June 30, 2016
	Technology	Data and Analytics	Corporate and Other		Total
Revenues	$415.6	$86.1	$(4.3)	(1)	$497.4
Expenses:
Operating expenses	177.3	72.5	31.4		281.2
Transition and integration costs	—	—	1.1		1.1
EBITDA	238.3	13.6	(36.8)		215.1
Depreciation and amortization	51.2	4.4	41.8	(2)	97.4
Operating income (loss)	187.1	9.2	(78.6)		117.7
Interest expense					(33.7)
Other expense, net					(4.8)
Earnings before income taxes					79.2
Income tax expense					12.9
Net earnings					$66.3
________________________
(1) Revenues for Corporate and Other represent deferred revenue purchase accounting adjustments recorded in accordance with GAAP.
(2) Depreciation and amortization for Corporate and Other primarily represents net incremental depreciation and amortization adjustments associated with the application of purchase accounting recorded in accordance with GAAP.

SCHEDULE V
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In millions)

Reconciliation of Revenues to Adjusted Revenues /
Adjusted Revenues Excluding the Effect of the Property Insight Realignment

	Three months ended June 30,		Six months ended June 30,
Consolidated:	2017	2016	2017	2016
Revenues	$262.2	$255.5	$520.3	$497.4
Deferred revenue purchase accounting adjustment	1.2	2.0	2.6	4.3
Adjusted Revenues	263.4	257.5	522.9	501.7
Effect of Property Insight realignment	—	(7.8)	—	(15.0)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$263.4	$249.7	$522.9	$486.7
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	5.5%		7%

	Three months ended June 30,		Six months ended June 30,
Data and Analytics:	2017	2016	2017	2016
Adjusted Revenues	$42.9	$44.3	$81.8	$86.1
Effect of Property Insight realignment	—	(7.8)	—	(15.0)
Adjusted Revenues Excluding the Effect of the Property Insight Realignment	$42.9	$36.5	$81.8	$71.1
Adjusted Revenues Growth Excluding the Effect of the Property Insight Realignment	17.5%		15%

Reconciliation of Net Earnings to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net earnings	$24.2	$33.2	$58.1	$66.3
Depreciation and amortization	50.1	49.2	102.9	97.4
Interest expense	14.0	16.9	30.7	33.7
Income tax expense	8.1	6.7	14.1	12.9
Other expense, net	20.5	4.0	22.5	4.8
EBITDA	116.9	110.0	228.3	215.1
Deferred revenue purchase accounting adjustment	1.2	2.0	2.6	4.3
Equity-based compensation	4.9	3.4	10.3	6.1
Debt and/or equity offering expenses	2.2	0.1	3.4	0.1
Spin-off related transition costs	1.1	—	1.1	—
Acquisition-related costs	—	1.0	—	1.0
Adjusted EBITDA	$126.3	$116.5	$245.7	$226.6
Adjusted EBITDA Margin	47.9%	45.2%	47.0%	45.2%

SCHEDULE VI
BLACK KNIGHT FINANCIAL SERVICES, INC.
Reconciliation of Net Earnings to Adjusted Net Earnings
(Unaudited)
(In millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net earnings	$24.2	$33.2	$58.1	$66.3
Depreciation and amortization purchase accounting adjustment	22.9	20.3	44.9	40.1
Deferred revenue purchase accounting adjustment	1.2	2.0	2.6	4.3
Equity-based compensation	4.9	3.4	10.3	6.1
Debt and/or equity offering expenses	18.9	0.1	22.1	0.1
Spin-off related transition costs	1.1	—	1.1	—
Acquisition-related costs	—	1.0	—	1.0
Legal and regulatory matters	3.5	4.0	3.5	4.9
Income tax expense adjustment	(23.3)	(19.3)	(43.9)	(37.2)
Adjusted Net Earnings	$53.4	$44.7	$98.7	$85.6

Adjusted Net Earnings Per Share	$0.35	$0.29	$0.65	$0.56
Weighted Average Adjusted Shares Outstanding	153.0	152.7	153.0	152.7

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